Exhibit 5.1

October 14, 2020

Monocle Holdings Inc.

c/o Monocle Acquisition Corporation

750 Lexington Avenue, Suite 1501

New York, New York 10022.

Re:	Monocle Holdings Inc.

Ladies and Gentlemen:

We have acted as special counsel for Monocle Holdings Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing of the registration statement on Form S-4, File No. 333-239342, which was initially filed on December 31, 2019, and was amended on February 14, 2020, September 15, 2020 and October 14, 2020 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Amended and Restated Agreement and Plan of Merger, dated September 8, 2020 (the “Amended and Restated Merger Agreement”), by and among the Company, Monocle Acquisition Corporation (“Monocle”), Monocle Merger Sub 1 Inc., a Delaware corporation (“Merger Sub 1”), Monocle Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), AerSale Corp., a Delaware corporation (“AerSale”), and solely in its capacity as the Holder Representative, Leonard Green & Partners, L.P., a Delaware limited partnership, pursuant to which (a) Monocle will be merged into Merger Sub 1, with Monocle surviving the merger as a wholly owned direct subsidiary of the Company, and (b) AerSale will be merged into Merger Sub 2, with AerSale surviving the merger as a wholly owned indirect subsidiary of the Company. The transactions contemplated by the Amended and Restated Merger Agreement are referred to herein as the “Business Combination.” Following the Business Combination, Monocle’s outstanding warrants will be converted into and become the right to receive a warrant of the Company (the “Company Warrants”), which become exercisable for shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”). No other changes will be made to the terms of any Warrants as a result of the Business Combination. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Amended and Restated Merger Agreement by the Company’s stockholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of:

(a)	the Amended and Restated Merger Agreement filed as Exhibit 2.3 of the Registration Statement;
(b)	the Amended and Restated Certificate of Incorporation of the Company filed as Exhibit 3.1 of the Registration Statement;
(c)	the Bylaws of the Company filed as Exhibit 3.2 of the Registration Statement;
(d)	Warrant Agreement, dated February 6, 2019, between Monocle Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent, filed as Exhibit 4.4 of the Registration Statement;
(e)	Specimen Common Stock Certificate of the Company filed as Exhibit 4.2 of the Registration Statement;
(f)	Specimen Warrant Certificate of the Company filed as Exhibit 4.3 of the Registration Statement;
(g)	the Registration Statement;
(h)	the certificates of merger prepared pursuant to the Merger Agreement and to be filed with the Secretary of State of the State of Delaware in connection with the Business Combination (the “Merger Certificates”); and
(i)	the resolutions of the Board of Directors of the Company relating to, among other matters, the Amended and Restated Merger Agreement, the issuance of the Company Common Stock and warrants pursuant to the Amended and Restated Merger Agreement and the filing of the Registration Statement.

We have also examined such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	Upon consummation of the Business Combination, the Company Common Stock issued in connection with the Business Combination will be validly issued, fully paid and non-assessable.

2.	Upon consummation of the Business Combination, each issued and outstanding Company Warrant will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.	Upon consummation of the Business Combination and the payment to the Company of the Warrant Price (as defined in the Warrant Agreement) therefor, the shares of Company Common Stock into which the Company Warrants are exercisable will be validly issued, fully paid and non-assessable.

The opinion with respect to the Warrants being “valid and binding obligations of the Company, enforceable against the Company in accordance with their terms” or similar language is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles and public policy considerations which may limit the right of parties to obtain certain remedies.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very yours truly,
/s/ Cadwalader, Wickersham & Taft LLP

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